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                                                                   EXHIBIT 10.39


                             TERMINATION AGREEMENT


     This Agreement is entered into as of November 14, 1996, by and between Aastrom Biosciences, Inc., a Michigan corporation ("ABI"), and Rhone-Poulenc Rorer Inc., a Pennsylvania corporation ("RPR"), with respect to the following facts:

     A. As of September 15, 1995, RPR and ABI entered into that certain Governance Agreement, License Agreement, Supply Agreement, and Stock Purchase Agreement, each dated as of September 15, 1995.

     B. Pursuant to the terms of the Governance Agreement, RPR and ABI also contemplated entered into, at future dates, a Research and Development Collaboration Agreement, and an Arbitration Agreement. The parties never signed or entered into these additional agreements.

     C. Pursuant to the terms of the Governance Agreement, RPR had the right to elect to proceed or not proceed with the "Third Option Events", as specified in the Governance Agreement, and if RPR elected not to proceed with said Third Option Events, then the Governance Agreement, License Agreement and Supply Agreement were to terminate, and the $3.5 million previously paid by RPR to ABI were to be credited to the purchase of ABI's preferred stock at $17.00 per share.

     D. By letter dated September 6, 1996, RPR notified ABI of RPR's election to not proceed with the Third Option Events, and to thereby terminate the applicable agreements. The purpose of this Termination Agreement is to set forth the implementing details for said termination.

     WHEREFORE, the parties hereto, intending to be bound, mutually agree as follows:

          1.  Definitions.  The defined terms in the above-referenced
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agreements shall have the same meaning in this Agreement.

          2.  Termination.  Except as expressly set forth in this Termination
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Agreement and in a new Stock Purchase Agreement of even date, the parties acknowledge and mutually agree that the following agreements are terminated, with neither party having any further rights or obligations thereunder:

                  Governance Agreement, dated September 15, 1995
                  License Agreement, dated September 15, 1995
                  Stock Purchase Agreement, dated September 15, 1995 Supply Agreement, dated September 15, 1995

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          3.  Stock Purchase.  Pursuant to the terms of the new Stock Purchase
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Agreement of even date, RPR is purchasing, and ABI is selling, 205,882 shares of
ABI's Series E preferred stock, at $17 per share, for an aggregate purchase price of $3.5 million, cash payment of which has already been paid by RPR to ABI in the form of the First Option Payment ($1.5 million) and the Second Option Payment ($2.0 million).

          4.  Confidentiality.  The rights and obligations of the parties
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pursuant to the previously agreed to confidentiality provisions shall survive and remain in full force and effect for all disclosures made up through the date hereof, notwithstanding the termination of the other agreements. Without limiting the generality of the foregoing, the following confidentiality provisions shall remain in full force and effect:

          a. Mutual Confidentiality Agreement dated originally January 9 and 13, 1995, between RPR, ABI, Rhone-Poulenc Rorer Pharmaceuticals, Inc., and Applied Immune Sciences ("AIS");

          b. Modification of Mutual Confidentiality Agreement, which modification was dated February 8 and 9, 1995.

          c. Letter related to the Mutual Confidentiality Agreement, which letter was dated October 18 and 20, 1995;

          d. The confidentiality provisions set forth in Section 16 of the License Agreement.

          e. The confidentiality provisions set forth in Section 13 of the Governance Agreement.

Any information disclosed after the date hereof shall not be covered by said confidentiality provisions, unless the parties otherwise expressly agree in writing.

          5.  Indemnity.  The indemnity provisions set forth in Section 12 of
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the License Agreement shall remain in full force and effect.

          6.  Return of CPS and Other Matters.
              -------------------------------

          a. By the date hereof, RPR shall return to ABI all units and components of the ABI Cell Production System ("CPS"), together with all related materials, samples, parts, documents, manuals, instructions and other materials concerning the CPS. By the date hereof, ABI shall come to RPR's facility in Santa Clara, California (the Gencell AIS facility) where the CPS units are located, and ABI shall package the CPS units for shipment to ABI. The cost for such packaging and shipment shall be borne by RPR.

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          b.  By the date hereof, RPR shall return to ABI all copies of all
ABI confidential information in the possession of RPR.

          c. By the date hereof, ABI shall return to RPR all copies of RPR's confidential information in the possession of ABI, including RPR's Standard Operating Procedures ("SOPs").

          d. With respect to the written materials which are returned to each party, the receiving party agrees to maintain custody of said written materials for at least five years. If the party returning the written materials has a reasonable need to review the returned materials, the receiving party shall allow such review, subject to the reviewing party complying with its confidentiality obligations.

          e. Notwithstanding any other provision of this Section 6 to the contrary, RPR shall be entitled to retain, in files marked "Confidential", one copy of the documents listed in Exhibit A attached hereto. For the avoidance of doubt, the information contained in such documents shall remain subject to confidentiality provisions of Section 4 hereof.

          7.  Research Reports.
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          ABI and RPR shall each prepare its respective final reports on its research activities which have been conducted pursuant to the parties' prior relationship, and each party shall furnish to the other party such final research reports.

          8.  Intellectual Property Rights.  As specified in Section 3.7(iv) of
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the Governance Agreement, all technology and other intellectual property rights conceived and/or developed solely by ABI shall remain the sole property of ABI, with RPR having no rights therein. As specified in Section 18.6 of the License Agreement, RPR shall have no right to develop, manufacture or market Licensed Product. The above-referenced Sections shall remain in full force and effect.

          9.  Cost Budget Reconciliation.  Prior to the date hereof, ABI has
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furnished to RPR a report and reconciliation as to the costs incurred by ABI and funded by RPR for activities pursuant to the Second Option Period R&D Budget, as contemplated by Section 3.7 of the Governance Agreement. It is agreed that RPR shall have no further obligation to ABI relating to the First Option Period R&D Budget or the Second Option Period R&D Budget. Within thirty (30) days after execution hereof, ABI shall refund to RPR the sum of $52,000, representing all of the surplus funds which were advanced to ABI under the Letter of Intent.

          10.  Patent Costs.  It is agreed the aggregate sum of the patent costs
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which RPR is responsible for reimbursing ABI pursuant to Section 9 of the
License Agreement is $16,093. ABI shall deduct such amount from the sum payable to RPR pursuant to the last sentence of Section 9 of this Agreement.

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          11.  Gencell Membership.  In order to continue to maintain good lines
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of communication between ABI and RPR, in hopes of furthering some renewed collaboration, ABI shall continue as a participant at the Gencell membership meetings, so long as both parties find such continued participation to be mutually beneficial.

          12.  Arbitration.  Any controversy or claim arising out of or relating
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to this Agreement or any of the other referenced agreements, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with the forum for the arbitration proceedings to be held in Detroit, Michigan if RPR commences the arbitration, and with the forum for the arbitration proceedings to be held in Philadelphia, Pennsylvania if ABI commences the arbitration.

          13.  Public Announcement.  The provisions of Section 9 of the
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Governance Agreement shall remain in full force and effect.

          14.  General Provisions.  All of the general provisions from Section
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14 of the Governance Agreement shall be applicable to this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

                           ABI:

                                 Aastrom Biosciences, Inc.,
                                 a Michigan corporation


                                 By: /s/ R. DOUGLAS ARMSTRONG
                                     ----------------------------
                                     R. Douglas Armstrong, Ph.D.,
                                     President

                            RPR:

                                 Rhone-Poulenc Rorer Inc.,
                                 a Delaware corporation


                                 By: /s/ K. R. PINA
                                     -----------------------------
                                     K. R. Pina

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